UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_________
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2020
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TRISTATE CAPITAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
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Pennsylvania	001-35913	20-4929029
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Oxford Centre
301 Grant Street, Suite 2700
Pittsburgh, Pennsylvania 15219
(Address of principal executive offices)
(Zip Code)

(412) 304-0304
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	TSC	Nasdaq Global Select Market
Depositary Shares, Each Representing a 1/40th Interest in a Share of 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock	TSCAP	Nasdaq Global Select Market
Depositary Shares, Each Representing a 1/40th Interest in a Share of 6.375% Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock	TSCBP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 8.01 Other Events

At the TriState Capital Holdings, Inc. Annual Meeting of Shareholders on May 29, 2020, the Company’s Board of Directors recommends voting FOR Proposal 4 (“the Proposal”), which seeks approval to amend the Company’s Omnibus Incentive Plan (the “Plan”) to increase the number of authorized shares of common stock issuable under the Plan. The proposed amendment to the Plan consists of an increase to the maximum number of shares authorized for issuance under the Plan by 1,500,000 to 5,500,000 shares.

Today, the Company is providing the following supplemental information to help shareholders evaluate the Proposal and to provide additional, clarifying information to assist proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”) in applying its programmatic factors to evaluate the Plan.

First, the Company is providing additional clarifying information regarding the large portion of its equity allocations in the years 2017 through April 30, 2020 that have been made on a value-neutral basis in lieu of cash incentive payments that were otherwise earned. For this purpose, Figure 1 below separates out cash-settled awards and stock-in-lieu of cash compensation (value neutral/value for value), which was originally reported in the Company’s proxy as part of a combined figure along with grants of equity. ISS excludes stock-in-lieu of cash plans and issuance if made on a value neutral basis from its Shareholder Value Transfer (“SVT”) analysis and treats cash-settled awards and stock-in-lieu of cash compensation (value neutral/value for value) as a carve-out in the Burn Rate.

Second, the Company is affirming that as of April 30, 2020, the Company had 5,252 shares available for grant remaining in the Plan. This accounts for shares issued in 2020, predominantly in connection with the 2019 annual incentive plan settlement and related issuance of restricted shares both in lieu of cash payments, as well as other grants. This remaining number of shares is significantly lower than the shares available for grant remaining as of December 31, 2019, which was prior to the Company’s annual incentive plan settlement and related issuance of restricted shares related to 2019. Ultimately, this reduced number of shares available results in a lower SVT calculation, cost of plan assessment, and Burn Rate than ISS had initially calculated.

As additional information to update as of April 30, 2020, for the outstanding stock options of 378,620, the weighted average exercise price is $10.53 and the weighted average remaining contractual life is 2.98 years. At April 30, 2020, for the outstanding restricted shares of 1,626,458, the weighted average remaining amortization period is 2.77 years.

Figure 1 below provides the year by year Full Value Awards by specifically showing and subtracting the number of shares that were issued in lieu of cash in the applicable period, as well as the applicable Burn Rate.

Figure 1. Stock-in-Lieu of Cash	Jan. 1, 2017 - April 30, 2020	Jan. 1, 2020 - April 30, 2020	2019	2018	2017

Total restricted shares awarded	1,996,811	597,070	580,453	423,113	396,175
Less restricted stock-in-lieu of cash	878,611	303,879	313,796	187,613	73,323
Full value awards	1,118,200	293,191	266,657	235,500	322,852
Full value awards/total restricted shares awarded (%)	56.00%	49.10%	45.94%	55.66%	81.49%
Weighted average diluted common shares outstanding			27,864,933	27,583,519	27,550,833
Unadjusted burn rate			0.96%	0.85%	1.17%
Three year average				0.99%

Using this updated current number of shares available for grant and clarified information about the portion of the equity allocation that has historically been comprised of value neutral stock-in-lieu of cash, Figure 2 below illustrates the adjustments to the calculation of new + existing shares available for grant and on the calculation of net granted unexercised/unvested shares, as well as basic and full dilution.

Figure 2. Omnibus Incentive Plan	Share Count	Basic Dilution	Full Dilution
	4/30/2020	4/30/2020	4/30/2020
Shares outstanding	29,841,310
New shares requested under plan amendment	1,500,000	5.03%	4.62%
Existing shares available for grant	5,252	0.02%	0.02%
New + existing shares available for grant	1,505,252	5.04%	4.64%
Outstanding and unexercised stock options	378,620
Outstanding and unvested restricted shares	1,626,458
Gross granted unexercised/unvested shares	2,005,078
Less stock issued in lieu of cash (1/1/2017 - 4/30/2020)	878,611
Granted unexercised/unvested shares	1,126,467	3.77%	3.47%
Total share allocation	2,631,719	8.82%	8.10%
Fully diluted shares	32,473,029

The Company established the size of the increase to the Plan equity pool by assuming that shares would continue to be used for value neutral stock-in-lieu of cash issuance, consistent with prior years. The Company has not made any adjustments to the 1,500,000 share request in the ISS calculations to reflect this assumption, but using this assumption, the SVT and Burn Rate associated with the additional shares would decline by 33%, as well.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRISTATE CAPITAL HOLDINGS, INC.

By	/s/ James F. Getz
James F. Getz
Chairman, President and Chief Executive Officer

Date: May 20, 2020

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